Exhibit 10.38

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made and entered into as of November 18, 2013, by and between David L. Willis (“Consultant”) and Global Power Equipment Group Inc. (the “Company”). The Company and Consultant are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Consultant is a highly experienced executive and a former Senior Vice President and Chief Financial Officer, at the Company, with unique knowledge and expertise concerning the assets, business strategy and management of the Company;

WHEREAS, the Company and Consultant have entered into that certain Separation Agreement, dated as of November 18th, 2013 (the “Separation Agreement”), pursuant to which Consultant’s employment with the Company and its affiliates was terminated as of November 18, 2013; and

WHEREAS, the Company and Consultant desire that Consultant provide the Company with certain consulting services relating to the Company’s business and operations.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.                                      Engagement.  Subject to and conditioned upon Consultant’s compliance with his obligations under Sections 1, 4, 5, 6, 7 and 8 of the Separation Agreement, the Company hereby engages Consultant, and Consultant agrees to provide certain consulting services to the Company, in accordance with the terms, and subject to the conditions, of this Agreement.

2.                                      Consulting Period.  During the period commencing on November 18, 2013 (the “Effective Date”) and ending on December 31, 2013, or such earlier date on which Consultant’s consulting relationship with the Company is terminated as provided herein (the “Consulting Period”), Consultant shall, at the Company’s request, provide consulting services to the Company and its affiliates as set forth in Section 3 below (the “Consulting Services”).  It is expressly understood that upon expiration or termination of the Consulting Period, the consulting relationship between the Parties shall come to an end unless otherwise provided by the Parties in writing.   As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

3.                                      Services To Be Provided.  During the Consulting Period, Consultant agrees to serve the Company in such capacity or capacities (and to perform such duties) as may be specified from time-to-time by the Company’s Chief Executive Officer.  In particular, Consultant agrees that, to the extent reasonably requested by the Company’s Chief Executive Officer, he shall conscientiously and in good faith make efforts to facilitate the successful transition of the individual who succeeds Consultant at the Company.  In connection therewith, Consultant shall make himself available (by telephone or otherwise) at reasonable times during normal business hours and on reasonable notice to consult with the Company’s Chief Executive Officer.  In addition, Consultant shall make himself available to travel within the United States (and internationally but only if Consultant consents to such travel) in connection with his services hereunder if reasonably requested by the Company’s Chief Executive Officer and any travel expenses associated therewith shall be reimbursed to the extent provided by Section 6.

4.                                      Non-Exclusive Relationship. The Consulting Services being provided by Consultant are on a non-exclusive basis, and Consultant shall be entitled to perform or engage in any activity not inconsistent with this Agreement or otherwise prohibited by Section 11 of this Agreement.  Moreover, the Company shall be permitted to engage any other individual or firm as an investment banker, broker, consultant or other professional advisor during the Consulting Period.

5.                                      Compensation.  The Company shall pay Consultant the following compensation for the Consulting Services provided hereunder:

(a)                                 Consulting Fee.  During the Consulting Period, the Company shall pay Consultant a monthly retainer of $12,784 for Consulting Services to be performed by Consultant (the “Consulting Fee”), which shall be pro-rated for any partial calendar month.  The Company shall pay Consultant the Consulting Fee for his services promptly, but in no event later than 15 business days following the last day of the calendar month with respect to which such services are performed.

(b)                                 Tax Obligations.  Consultant shall be responsible for the payment of all taxes, interest and penalties owed on all amounts paid to Consultant by the Company hereunder (including any taxes, interest and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Consultant harmless from any or all of such taxes, interest or penalties.

6.                                      Reimbursable Costs.  The Company shall reimburse Consultant in accordance with general policies and practices of the Company for actual and reasonable expenses incurred in performing the Consulting Services during the Consulting Period, payable within 30 calendar days of receipt of an invoice; provided that the invoice is provided to the Company no later than two months after the expense was incurred.

7.                                      Duties of the Company. The Company shall (a) grant Consultant access to records, files, office space, employees and consultants as reasonably required for Consultant to perform the Consulting Services contemplated herein; (b) provide Consultant with computer equipment, software, internet access, and communication devices reasonably required for Consultant to perform the Consulting Services contemplated herein; and (c) pay to Consultant the amounts due to Consultant within the time periods specified herein.

8.                                      Duties of Consultant.  Subject to Section 3 and Section 11 of this Agreement, Consultant shall (a) dedicate such time commitment to the Consulting Services as is reasonably necessary to perform such Consulting Services; (b) comply with all applicable federal, state and municipal laws and regulations required to enable Consultant to render to the Company the Consulting Services called for herein; and (c) upon termination of the Consulting Period, return to the Company all Company property in Consultant’s possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, notebooks, financial statements, and reports.

9.                                      Retention of Authority.  Throughout the Consulting Period, the Company shall retain all authority and control over the business, policies, operations and assets of the Company and its affiliates. Consultant shall not knowingly violate any rules or policies of the Company applicable to Consultant or violate any applicable law in connection with the performance of the Consulting Services. The Company does not, by virtue of the Agreement, delegate to Consultant any of the powers, duties or responsibilities vested in the Company or its affiliates by law or under the organizational documents of the Company or its affiliates.  Consultant shall have no authority to enter into contracts or agreements on behalf of the Company or its affiliates during or after the Consulting Period.

10.                               Independent Consultant Status.   In performing the Consulting Services herein, the Company and Consultant agree that Consultant shall at all times be acting solely as an independent contractor and not as an employee of the Company.  The Parties acknowledge that Consultant was, prior to the Consulting Period, an employee of the Company, serving as Senior Vice President and Chief Financial Officer, but that such employment relationship has terminated prior to the effectiveness of this Agreement. The Company and Consultant agree that Consultant will not be an employee of the Company or its affiliates during the Consulting Period in any matter under any circumstances or for any purposes whatsoever, and that Consultant and not the Company shall have the authority to direct and control Consultant’s performance of his activities hereunder.  The Company shall not pay, on the account of Consultant or any principal, employee or contractor of Consultant, any unemployment tax or other taxes, required under the law to be paid with respect to employees; nor shall the Company withhold any federal, state, local or other taxes from the Consulting Fee (other than as required by applicable law, as reasonably determined by the Company, with respect to that portion, if any, that is considered severance or other wages for tax purposes); nor shall the Company provide Consultant, in his capacity as such, or any principal, employee or contractor of Consultant with any benefits, including pension, retirement, or any kind of insurance benefits, including workers compensation insurance.  Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment to Consultant at any time. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Company and Consultant, nor to authorize either Party to act as general or special agent of the other Party in any respect.

11.                               Restrictive Covenants.  Consultant acknowledges and agrees that he remains obligated to comply with the provisions of Section 3 (Work Product), Section 4 (Confidential Information), Section 5 (Noncompete, Nonsolicitation), and Section 8(g) (Remedies) of the amended and restated employment agreement between Executive and the Company dated as of January 28, 2008 (the “Employment Agreement”), which provisions shall continue to apply, in accordance with their terms, on and after the Effective Date, notwithstanding the termination of Consultant’s employment or the termination of the contract period under the Employment Agreement.  The Parties acknowledge that the provisions of Section 3 (Work Product) and Section 4 (Confidential Information) of the Employment Agreement shall also apply to “Work Product” and “Confidential Information”, as those terms are defined in the Employment

Agreement, acquired, conceived, developed contributed to, or made by Consultant in connection with performing his duties under this Agreement during the Consulting Period.

12.                               Termination. Either Party may terminate this Agreement and Consultant’s services hereunder at any time and for any reason prior to the end of the Consulting Period by providing at least 5 calendar days prior written notice to the other Party in accordance with Section 13(g) below.  In the event of such termination, Consultant shall be entitled to receive all earned but unpaid Consulting Fees through the date of termination, including a pro rata portion of the Consulting Fee for the partial month in which the termination date occurs, and Consultant shall have no further rights to payment of any consulting fees or other compensation hereunder.

13.                               Miscellaneous.

(a)                                 Final and Entire Agreement; Amendment. Except with respect to the provisions of the Employment Agreement expressly referenced herein, this Agreement, together with the Separation Agreement (including Exhibit B) and the release attached thereto, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof.  Consultant has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.

(b)                                 Amendments.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(c)                                  Successors.  This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Consultant’s surviving spouse, heirs, and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns. Except as provided in the next sentence, the Company may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of Consultant.  The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of the Company’s business and/or assets to assume this Agreement expressly in writing and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(d)                                 Choice of Law; Jurisdiction.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without regard to conflicts of law principles.  The Parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Texas shall be disregarded.  Each Party (i) agrees that any action arising out of or relating to this Agreement shall be brought exclusively in the state courts located in Dallas County, Texas and the United States District

Court for the Northern District of Texas (Dallas Division), (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.

(e)                                  Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

(f)                                   Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(g)                                  Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Consultant: at Consultant’s most recent address on the records of the Company;

If to the Company:  Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400 Irving, TX 75039, Attention:  General Counsel;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(h)                                 Representation By Counsel.  Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of his or its choice prior to the execution of this Agreement. Without limiting the generality of the foregoing, Consultant acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes.  Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(i)                                     Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.     The Parties acknowledge and agree that (i) the payments in Section 5(a) of this Agreement are intended to be treated as separate payments for purposes of Section 409A, and (ii) the Company intends to require Consultant to, and Consultant intends to, perform services during the Consulting Period at a level equal to or less than 20% of the average level of service Consultant previously performed for the Company during the 36-month period immediately preceding the Effective Date.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Melanie Barth

Its:	Chief Human Resources Officer

CONSULTANT

/s/ David L. Willis
David L. Willis